Exhibit 99.2

FOR IMMEDIATE RELEASE

Research Solutions Announces Executive Management Change

William Nurthen to join as Chief Financial Officer

HENDERSON, Nev., October 5, 2021 — Research Solutions, Inc. (NASDAQ: RSSS), a pioneer in providing cloud-based workflow solutions for R&D driven organizations, today announced that its Chief Financial Officer Alan Urban will be leaving to pursue other opportunities. Mr. Urban resigned as Chief Financial Officer effective October 4, 2021 but will remain with the company for an undetermined time to help with the transition.

Effective October 4, 2021 the Company appointed William (“Bill”) A. Nurthen as Chief Financial Officer. Mr. Nurthen joins the Company with more than 14 years of experience as a CFO, including most recently at Endeavor Business Media, a B2B media publisher. Prior to that, Mr. Nurthen served as CFO at ARI Network Services from 2013 through 2019. He is a graduate of the University of Notre Dame and earned his MBA from Kellogg School of Management at Northwestern University.

“I am very excited to be joining the Research Solutions team,” said Nurthen. “The Company is experiencing strong platform deployments and is well positioned for future organic and acquisitive growth. I look forward to working with everyone to help the Company achieve its strategic and financial goals.”

"We are excited to add Bill Nurthen to our team. His previous experience working with a SaaS-oriented companies will prove beneficial as we move forward,” said Roy W. Olivier, President and CEO of Research Solutions. “Having worked with Bill previously, I am confident in his abilities to immediately step in and contribute.”

Mr. Olivier added, “The Board of Directors and I would like to thank Alan for his contributions to the company and wish him the best in his future endeavors.”

About Research Solutions

Research Solutions, Inc. (NASDAQ: RSSS) provides cloud-based technologies to streamline the process of obtaining, managing, and creating intellectual property. Founded in 2006 as Reprints Desk, the company was a pioneer in developing solutions to serve researchers. Today, more than 70 percent of the top pharmaceutical companies, prestigious universities, and emerging businesses rely on Article Galaxy, the company's SaaS research platform, to streamline access to the latest scientific research and data with 24/7 customer support. For more information and details, please visit www.researchsolutions.com.

Contact

Steven Hooser or John Beisler

Three Part Advisors

shooser@threepa.com

jbeisler@threepa.com

(214) 872-2710

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